News Release
Global Headquarters: 200 Innovation Way, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

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Goodyear Announces Retirement of Chief Financial Officer
Laura K. Thompson to retire in the first quarter of 2019, capping a 35-year career

AKRON, Ohio, June 18, 2018 – The Goodyear Tire & Rubber Company today announced that Laura K. Thompson, executive vice president and chief financial officer has informed the company of her intention to retire in the first quarter of 2019 after 35 years of dedicated and distinguished service.

Thompson joined Goodyear in 1983 and served in a wide range of key finance and business roles of increasing responsibility culminating in her appointment as executive vice president and chief financial officer in 2013. Prior to that, she played a key role in the turnaround of Goodyear’s North America business as vice president of finance. Earlier, she led business development and investor relations for the company.

“We extend our sincere gratitude to Laura for the outstanding leadership she has provided throughout her career,” said Richard J. Kramer, chairman, chief executive officer and president. “Our entire company – from our business units to our finance teams – has benefited from her substantial contributions to making Goodyear a strong competitor in our industry. Laura has left an indelible mark on our company and everyone she has worked with in her time at Goodyear.”

“As I look ahead to marking 35 years with Goodyear in the coming months, I have given this decision a great deal of thought and concluded that the time is right for me to take this step,” said Thompson. “I’m grateful to have had such a long and fulfilling career at this great company and I’m confident that we have the right strategy and team to drive our business forward.”

The company has commenced a search for Thompson’s successor.

Goodyear is one of the world’s largest tire companies. It employs about 64,000 people and manufactures its products in 48 facilities in 22 countries around the world. Its two Innovation Centers in Akron, Ohio and Colmar-Berg, Luxembourg strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com/corporate. GT-FN